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                                                                    Exhibit 10.7


                           Evaluation of SafetyScopeTM
               as a Device for Detecting Fatigue in the Workplace


                              Phase 1: Pilot Study


                         Proposal to Eye Dynamics, Inc.

                                  Submitted by

                Circadian Technologies, Inc., Cambridge, MA (CTI)



1.0 BACKGROUND

Eye Dynamics, Inc. has developed a device that quickly and inexpensively detects substance impairment by passively scanning the subject's pupil. While this device has been validated for the use in the detection of substance impairment, it has not been tested for detecting fatigue-induced impairment.

The link between pupillometric measures and alertness has been demonstrated in various studies (e.g., Lowenstein et al. 1963, Yoss et al. 1969, Yoss et al. 1970, Newman et al. 1981, Schmidt et al. 1981, Schmidt and Fortin 1982, Kollarits et al. 1983, Schmidt and Schrier 1983, Newman and Broughton 1991, Lichstein and Johnson 1994, Mc Laren et al. 1992, Wilhelm et al. 1996, Wilhelm et al. 1998). Most of these studies used pupillograms (recording of pupil diameter) for assessing hippus (oscillation of pupil diameter) and severity and onset of miosis (pupil constriction). Typically, pupillograms are recorded during a 10-15 min interval. Little research has been performed on developing and validating shorter pupillometric tests. Circadian Technologies has actively conducted product evaluation studies of both pupillogram recordings (e.g., Mayo pupillometric system) and shorter pupillometric tests (e.g., FIT device). These research projects involved laboratory studies in CTI's Alertness Testbed, as well as field studies. The results of these studies indicate that certain pupillometric measures may have potential as alertness indicators. The development of a pupil-based fatigue detection device is therefore a realistic undertaking, and an inexpensive device for accurate and fast testing has a wide range of potential applications.


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                        PROPOSAL FOR PHASE I PILOT STUDY


Eye Dynamics wishes to evaluate its SafetyScopeTM device as a fatigue detection device. Before introducing such a device to the market, it is essential to scientifically validate and document the system's sensitivity, accuracy and reliability.

This proposal addresses Phase 1: Pilot Testing. This phase, based on data collection from a small subject group, will serve as an initial proof-of-concept study. It will help refine the study design, methods and pupil test device for a subsequent full-scale validation study.

SCOPE OF WORK OF PHASE I PILOT STUDY:

1.       Study Preparation:
         -----------------
         Study preparation includes the delivery and set-up of the SafetyScopeTM device, training of CTI staff in the use of the device, subject recruitment/screening, and final study approval by CTI's Institutional Review Board.

         Subjects' recruitment criteria include a screening process involving questionnaires about health and sleep issues. Only subjects with no history of seizures, blood pressure abnormalities, heart problems, etc. will be included. In addition, subjects will be required to be medication free (including any over-the counter products) for the week prior to the experiment. The recruitment criteria will also include the requirement that subjects have not used an illegal substance for the prior month. Eye Dynamics (at their expense) may require a random, on-site, urine-screen. Subjects are not to be entered into the study if they show positive on the urine-screen for any illegal substances. Typical alcohol consumption should be at moderate levels (4-6 drinks/week), but the subject should abstain from any alcohol for the week prior.

         CTI will ask the recruited subjects to follow their regular sleep routine during the week prior to the experiment. In order to verify their sleep pattern, CTI will ask them to complete a sleep log for one week prior to the experiment. They will also wear a wrist activity monitor for one week in order to objectively confirm the subjective sleep log information. The sleep pattern information will be used to predict the alertness pattern for the experimental day and night by means of the computerized CAS (Circadian Alertness Simulation) system.

2.       Conduct Evaluation Tests:
         ------------------------
         The evaluation study will be conducted in CTI's Alertness Testbed. Six
         (6) subjects will participate in one (1) experimental afternoon and night each. The overnight test protocol will consist of a series of nine test sessions starting in the early afternoon and repeated every two hours until the next morning (no sleep allowed). A

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         SafetyScopeTM baseline (non-impaired initial trial) will be established prior to the beginning of the test protocol. During each test session, subjects will undergo the same battery of tests. Test sessions will be conducted at regular intervals with the first test session starting during daytime and the last test session starting in the early morning of the subsequent day. The test protocol includes (on a bi-hourly basis):

         a)       Subjective sleepiness test
         b)       SafetyScopeTM task
         c)       Driving task
         d)       Subjective sleepiness test
         e)       SafetyScopeTM test
         f)       Subjective sleepiness test
         g)       Performance vigilance test
         h)       Subjective sleepiness test
         i)       Break

         This overnight protocol (subjects are not allowed to sleep during the experiment) enables the testing of subjects at various alertness levels, which will be necessary for the validation of the fatigue test device.

         The effectiveness of the SafetyScopeTM will be assessed by comparison with other alertness measures (EEG & EOG recordings, subjective measures, behavioral sleepiness signs, and performance measures). Evaluation of the SafetyScopeTM will only include the "YES/NO" impairment output parameter (determined from the automatic comparison of a SafetyScopeTM test to the subjects SafetyScopeTM baseline) and the correlation of this single parameter with the alertness measures listed above.

         Data from CTI's CAS will be made available to Eye Dynamics. This may be used to 'weight 'Eye Dynamics' analysis algorithm as a means enhance the fatigue detection capability of the SafetyScopeTM. The use of this data in no way confers rights for the usage of the CAS model algorithm for any purpose beyond this pilot test; as well, Eye Dynamics agrees not to reverse engineer, disassemble, or otherwise reconstruct the CAS model algorithm.

3.       Data Processing:
         ----------------
         CTI Research & Development personnel will process the data streams collected by the various components of the alertness testbed, as well as the SafetyScopeTM system.

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4.       Assessment of SafetyScopeTM Device:
         -----------------------------------
         The impairment detection function of the SafetyScopeTM device will be evaluated against the scientifically proven alertness measures employed as part of the CTI Alertness Testbed.

5.       Report Result:
         --------------
         The results of the Phase I pilot study will be reported to Eye Dynamics in the form of a power point summary presentation and a written report.

6.       Define Future Phases of Evaluation:
         -----------------------------------
         CTI will work with Eye Dynamics to define Phase 2 Validation Study of this project, which will represent a continuation of the Phase I Pilot Study.

RESOURCES:
Circadian Technologies will provide a team of qualified researchers and engineers with extensive experience in the fields of sleep physiology, fatigue, chronobiology, and applications in shiftwork and transportation. CTI's Circadian Alertness Laboratory will also provide test facilities, driving simulator and physiological test equipment as well as data analysis technologies.

TIMELINE:
The project will be completed in a three-month period, commencing in mid-December 2000, with a target completion date of early March 2001. CTI proposes to start subject recruitment and pre-screening immediately. As well, CTI proposes that the evaluation tests between conducted between January 1, 2001 and January 22, 2001. Data processing and statistical analysis will be conducted in February 2001, with a final report presented to Eye Dynamics in early March 2001.

BUDGET:
This pilot study is designed for a total of six experimental overnight test days (one test day per subject). Based on CTI's fee of $6,500 per subject test day, the total budget of this pilot study will be $39,000. This is due and payable (net 15) in two (2) installments of $19,500. The first installment is billable at the start of the project and the final invoice is pre-billed and payable upon delivery of the final report. This fee includes all expenses related to study setup and preparation, data collection and data analysis. Travel and shipping costs are not included.

TERMS AND CONDITIONS:

1. TRAVEL: Quoted costs exclude any travel expenses that may be incurred by CTI staff as part of this project (i.e. travel to Eye Dynamics for training in device use, if necessary) and these will be billed separately. All travel and related expenses must be pre-approved by Eye Dynamics.

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2.       SHIPPING: Quoted costs exclude costs of shipping equipment.

3. EQUIPMENT: CTI will provide the physiological testing and analysis equipment for use in the study at no charge. The SafetyScopeTM device to be tested will be loaned by Eye Dynamics to CTI at no cost.

4. CONFIDENTIALITY: CTI agrees not to disclose or publish any results arising from the Phase I Pilot Project without the prior written consent of Eye Dynamics.







The undersigned accept and approve the scope of work, timeline, budget, terms and conditions stated herein.

CIRCADIAN TECHNOLOGIES, INC.                     EYE DYNAMICS, INC.


/s/                                              /s/
------------------------------                   ------------------------------
Signature                                        Signature

Dr. Martin Moore-Ede                             Ron Waldorf
------------------------------                   -------------------------------
Name                                             Name

President and CEO                                Chairman
------------------------------                   -------------------------------
Title                                            Title

December 19, 2000                                December 19, 2000
------------------------------                   -------------------------------
Date                                             Date

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